Exhibit 16.1

[LOGO] S.W. Hatfield, CPA

Exhibit 16.1

March 14, 2005

U. S. Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

RE:   SEC File #: 2-97360-A
      CIK #: 770461

Ladies and Gentlemen:

On March 14, 2005, the registered independent certified public accounting firm of S. W. Hatfield, CPA received draft copy of a proposed filing of a Current Report on Form 8-K amending the disclosures in Item 4.01 - Changes in Registrant's Certifying Accountant for Fast Eddie Racing Stables, Inc. (SEC File #2-97360-A, CIK # 770461) (Company) and our dismissal as auditors for the Company.

We have no disagreements with the statements made in the draft Form 8-K, Item
4.01 disclosures which we read.

Yours truly,
S. W. HATFIELD, CPA


/s/ S. W. Hatfield, CPA

Scott W. Hatfield, CPA

SWH/